EXHIBIT 10.3

EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (this “Agreement”) is entered into and effective as of the 31st day of December, 2008 (the “Effective Date”), by and between ZYBER PHARMACEUTICALS, INC., a Louisiana corporation (“Employer”), and Michael Venters, a resident of the lawful age of majority of the Commonwealth of Kentucky (“Employee”), who hereby agree as follows:

WHEREAS Employer desires to employ Employee, and Employee desires to accept employment with Employer, subject to the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee, intending to be legally bound, hereby agree as follows:

1.   Period of Employment.  Employer shall employ Employee, and Employee shall serve Employer during the period commencing on the Effective Date, and continuing through and including December 31, 2009 (the “Term”).  The term of employment shall automatically renew each year.

2.   Duties and Responsibilities.  Employee shall be employed by Employer as Vice President of Business Development.  As such, Employee shall provide services typically provided by a VP of Business Development, including, without limitation, Product Development, Co-Promotional Opportunities and other related miscellaneous duties, and such other duties and responsibilities as may from time to time be assigned to or vested in Employee by Employer’s Board of Directors (the “Board”) or by any officer of Employer superior to Employee.  Additionally, Employee’s employment by Employer during the Term shall be subject to, and limited by, the following conditions:

(a)   Employee shall be available to provide a minimum of forty-five (45) hours per week of services to Employer.  Employee shall provide such services upon request of Employer, but Employer shall not be obligated to request that such services be provided.  So long as Employee is employed by Employer, Employee shall devote Employee’s time, attention, skill and ability during normal and usual business hours (and outside those hours when reasonably necessary to fulfill Employee’s duties hereunder) to the faithful and diligent performance of the duties and responsibilities described herein.

(b)   Employee shall (i) devote his full time, energy and attention during regular business hours to the benefit and business of Employer in performing his duties pursuant to this Agreement; (ii) not be employed by any other person on a full-time basis; and (iii) not undertake any other activities (individually or collectively), that conflict or materially interfere with the performance of Employee’s duties hereunder.

(c)   Employee’s services shall be performed at Employer’s offices, as well as at such other locations and subject to such travel requirements as reasonably necessary to the performance of Employee’s duties hereunder.

3.   Compensation.  As compensation for the Services to be rendered pursuant to this Agreement, during the Term:

(a)   Employer shall pay to Employee an annual salary of Two-Hundred Thousand and No/100 ($200,000) Dollars (the “Salary”), payable in accordance with Employer’s normal salary payment schedule.  The employer shall pay a bonus to employee based on performance of duties and the conclusion of the first term of this contract that may range from 50% to 100% of base salary.

(b)   Employer shall provide Employee with health insurance coverage paid by Employer, and thereafter, the right to make COBRA insurance payments for health coverage by Employer’s then insurance provider for the maximum period permissible by law.

(c)   As additional consideration, Employer shall cause the Board to declare and issue a dividend, which shall be non-taxable to Employee, on or before March 16, 2009, to Employee, in an amount sufficient to pay all income tax liability which may be owed by Employee resulting from his ownership of common stock of Employer for the period from January 1, 2008 though the May 31, 2008 (the “Tax Amount”); provided, however, that the parties agree that Employer may, for the purposes of fulfilling its obligations under this Section 3(c), pay the Tax Amount directly to the appropriate taxing authorities, and in such case, Employer shall provide sufficient evidence of the same to Employee on or before March 16, 2009.

(d) Employer shall reimburse Employee for all reasonable, ordinary, and necessary business expenses incurred in the performance of Employee’s duties hereunder in accordance with and subject to the terms and conditions of Employer’s then prevailing expense policy, a copy of which has been provided to Employee.  As a condition precedent to obtaining such reimbursement, Employee shall provide to Employer any and all statements, bills or receipts evidencing the expenses for which Employee seeks reimbursement, and such other related information or materials as Employer may from time to time reasonably require.

4.   Termination.  Unless Employee’s employment is terminated pursuant to this Section, Employer shall continue to employ Employee and Employee shall continue to serve Employer throughout the Term.

(a)   This Agreement shall terminate automatically upon Employee’s death.

(b)   For purposes of this Agreement, Employee shall be deemed to be under a disability if Employee shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Employee’s essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding thirty (30) days (a “Disability”).  In light of the unique nature of Employee’s services, and the undue burden on Employer that would result from Employee’s long term absence, Employer shall have the right to terminate Employee’s employment hereunder in the event Employee shall remain under a Disability for a period exceeding thirty (30) days, such termination to occur at the end of any calendar month during the continuance of such disability, upon at least thirty (30) days’ prior written notice to Employee.

(c)   Additionally, Employer shall have the right to terminate Employee’s employment for “Cause” at any time and without prior notice and without payment of any severance allowance or further compensation beyond the date of termination.  For purposes of this Agreement, “Cause” shall include: (i) material default or other material breach by Employee of Employee’s obligations hereunder; (ii) failure by Employee to perform diligently and competently Employee’s duties hereunder; or (iii) fraud, libel, slander, dishonesty, or any other act by Employee that is detrimental to Employer or its good will or damaging to its relationships with its customers, suppliers, or employees, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of Employee’s obligations hereunder, (B) conviction of or, plea of guilty or no contest to a felony or any crime involving moral turpitude, dishonesty, or theft; and (C) material failure by Employee to comply with applicable laws or governmental regulations with respect to Employer operations or the performance of Employee’s duties.

(d)   Employer may terminate Employee’s employment without Cause at any time and without prior notice.  In the event of such termination, Employer shall pay to Employee an amount equal to the balance of the then unpaid portion of the Salary, net of all required and usual deductions.  After the first term of the contract, if employee is terminated without cause, employer shall pay to employee one year’s salary and provide health insurance for on year to employee.

(e)   In the event of termination of this Agreement for any reason, the payments (if any) required to be provided to Employee pursuant to this Section shall be in full and complete satisfaction of any and all obligations owing to Employee pursuant to this Agreement.

5.   Confidential Information.  Both during and after the Term, Employee shall not, directly or indirectly, divulge, publish, communicate, or make available to any person, corporation, governmental agency, or other entity (except in performing Employee’s duties hereunder), or use for Employee’s own or any other person or entity’s purposes or benefit, any trade secret, confidential business information, or any other information, know how, designs, specifications, techniques, methods, concepts, inventions, developments, discoveries, improvements, knowledge, or data of Employer which is not generally known to the public (separately and collectively, “Confidential Information”) (including, but not limited to, Confidential Information relating to research, product development or design, manufacturing or manufacturing processes, maintenance or repair processes, purchasing, product or material costs, sales or sales strategies or prospects, pricing or pricing strategies, advertising or promotional programs, product information, or mailing or customer lists, finances (including prices, costs, and revenues), and other business arrangements, plans, procedures and strategies), and shall use Employee’s best efforts to prevent the publication or disclosure by any other person or entity of any such Confidential Information.  Employer shall not be under any obligation to identify specifically by any notice or other action any Confidential Information to which this Section shall apply.  The confidentiality obligations of Employee hereunder shall specifically apply to any such Confidential Information obtained by Employee prior to the Effective Date as a result of (a) Employee’s former ownership of the stock of Employer, (b) Employee’s employment with Employer prior to the Effective Date, (c) Employee’s prior position as an officer and/or member of the Board, or (d) any other source.  While Employee is employed by Employer, all documents and Confidential Information compiled, received, held or used by Employee in connection with the business of Employer shall remain Employer’s property, and shall be delivered by Employee to Employer upon the termination of Employee’s employment, for whatever reason, or at any earlier time requested by Employer.

6.   Unfair Competition.

(a)   Employee agrees and acknowledges that, by virtue of Employee’s employment and position with Employer, Employee shall have access to and maintain an intimate knowledge of Employer’s activities and affairs, including Confidential Information, trade secrets, confidential business information, and other confidential matters.  As a result of such access and knowledge, and because of the special, unique, and extraordinary services that Employee is capable of performing for Employer or one of its competitors, Employee acknowledges that the Services to be rendered by Employee pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated solely by money damages.  Consequently, Employee agrees that any breach or threatened breach by Employee of Employee’s obligations under this Section, or of Section 5 or Section 7 of this Agreement, would cause irreparable injury to Employer, and that Employer shall be entitled to (i) preliminary and permanent injunctions enjoining Employee from violating such provisions, and (ii) money damages in the amount of fees, compensation, benefits, profits or other remuneration earned by Employee or any competitor as a result of any such breach, together with interest, and costs and attorneys’ fees and paralegals’ fees expended to collect such damages or secure such injunctions.  Nothing in this Agreement, however, shall be construed to prohibit Employer from pursuing any other remedy, Employer and Employee having agreed that all such remedies shall be cumulative.

(b)   For purposes of this Agreement, the term “Business of Employer” shall mean the development, marketing, sale, and/or licensing of pharmaceutical products and the related intellectual property rights with respect thereto (“Products”).  The term “Products” shall include products similar in targeted effect and use to Employer’s current line of adult strength liquids and tablets, pediatric medications, upper respiratory medications, women’s health medications, nutritional products, pain relief products and medications, antibiotics, gastroenterology products and medications, and any other products developed, sold, marketed, licensed or used by Employer during Employee’s employment by Employer.

7.   Solicitation of Employees.  As a condition of employment with Employer, and as a further material inducement to Employer to employ Employee hereunder, Employee agrees that, while Employee is employed by Employer, and for a period of two (2) years thereafter, Employee shall not, directly, or indirectly (as an employee, member shareholder, agent or contractor for another person or entity), solicit, hire or induce the termination from employment with Employer of any person who was employed by Employer, or induce such person to accept employment other than with Employer.

8.   Inventions.  Employee hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, or designs, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Employer is engaged or (if such is known to or ascertainable by Employee) considering engaging, which Employee may conceive or make, or may have conceived or made during Employee’s employment with Employer or during Employee’s former ownership of stock in Employer, whether alone or with others, at any time within or without normal working hours, shall be and remain the sole and exclusive property of Employer.  Employer shall have the full right to use, assign, license or transfer all rights to or relating to Work Product.  Employee shall, whenever requested to do so by Employer (whether during Employee’s employment or thereafter), at Employer’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Employer may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any, other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Employer any right, title or interest which Employee might otherwise have in any Work Product.  Employee shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Employer, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Employer, whether during Employee’s employment or thereafter.

  9.   Additional Obligations.  Both during and after the Term, Employee shall, upon reasonable notice, furnish Employer with such information as may be in Employee’s possession, and cooperate with Employer, as may reasonably be requested by Employer (and, after the Term, with due consideration for Employee’s obligations with respect to any new employment or business activity) in connection with any litigation in which Employer is or may become a party.  Employer shall reimburse Employee for all reasonable expenses incurred by Employee in fulfilling Employee’s obligations under this Section.

10.       Policies and Procedures.  Employer shall have the authority to establish from time to time the policies and procedures to be followed by Employee in handling the business of the Employer.

11.       Mediation.  With respect to any disputes arising out of or related to this Agreement, the parties will first submit any such matter to non-binding mediation to take place in the Parish of Orleans, Louisiana.  The parties shall share equally all initial costs of mediation.  If mediation is not successful, the parties may thereafter bring any additional legal action or proceeding with respect to this Agreement in the District Court for the Parish of Ascension, State of Louisiana, in accordance with the terms and conditions of Section 12 below.

12.       Choice of Venue; Waiver of Right to Jury Trial.  Except as provided in Section 11 hereof with respect to the venue for mediation, any legal action or proceeding with respect to this Agreement shall be brought in the District Court for the Parish of Ascension, State of Louisiana.  The parties hereto hereby waive the right to a jury trial in any action, proceeding or counterclaim arising out of, or related to, the terms, conditions or enforcement of this Agreement, or any other aspect of the acts, transactions or occurrences described herein, or the transactions contemplated by or related to this Agreement.  The prevailing party (upon the issuance of a final, non-appealable judgment or order) shall be required to be reimbursed by the other party for its or his reasonable attorneys’ and paralegals’ fees, experts’ fees and costs and fees related to the dispute, including costs of mediation or other legal proceeding, in addition to any other relief to which that party may be entitled.

13.       Confidentiality.  The terms and conditions of this Agreement shall be confidential.  Neither Employer or Employee shall disclose, directly or indirectly, this Agreement or any of its terms and conditions, or any documents provided by Employer to Employee pursuant to this Agreement, to any other person or entity without the express written consent of the other unless required by law, court order, formal process of a governmental agency or to enforce the terms of this Agreement; provided, however, that the parties acknowledge and agree that only to the extent necessary to purse legal claims, to effect the transactions contemplated by this Agreement and any agreements or transactions contemplated herein, this Section shall not preclude the parties from disclosing this Agreement and its terms to the parties’ respective lawyers and accountants for the limited purposes set forth herein.

14.       Governing Law.  This Agreement shall be construed in accordance with, and governed by, the Laws of the State of Louisiana applicable to agreements to be performed entirely in the State of Louisiana without regard to its conflicts of law rules.

15.           Headings.  The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not control or affect the meaning, construction or interpretation of any of its provisions.

16.   Notice.  Any notice or other communication required or permitted under this Agreement by either party hereto to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to Employee, to:	Michael Venters

If to Employer, to:	Zyber Pharmaceuticals, Inc. 1838 Fern St. New Orleans, Louisiana 70118 Attn: James E. Smith, Jr.

With a copy to:	Cooper Collins 32126 Edgewater Drive Magnolia, Texas 77354

With a copy to:	Elkins, P.L.C. 201 St. Charles Ave; Ste. 4400 New Orleans, Louisiana 70170 Attn: Jordan B. Monsour, Esq.

Either party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this Section

17.   Binding Effect; Successors.  This Agreement shall be binding upon and shall inure to the benefit of Employer and its successors and assigns, and shall inure to the benefit of and be binding upon Employee and his executors, administrators, heirs and legal representatives.  Because Employee’s Services hereunder are special, personal and unique in nature, Employee may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.  Nothing in this Agreement shall preclude Employer from assigning, in full or part, this Agreement to any affiliate of Employer, or preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of Employer hereunder; provided, however, said assignment shall be in a writing reasonably satisfactory to Employee and the assignee shall assume all obligations of Employer hereunder, and provided further, that Employer shall not be released from, and shall continue to be liable with respect to, its obligations hereunder as fully as if such assignment had not been made.

18.   Waiver.  No waiver of a default by either party of any term, covenant or condition hereof to be performed or observed by the other party shall be construed as, or operate as, a waiver of any subsequent default of the same or any other term, covenant or condition hereof.  No provision of this Agreement can be waived unless such waiver is expressed in writing and signed by all of the parties hereto.

19.   No Conflict.  Employee represents and warrants that Employee is not subject to any agreement, order, judgment or decree of any kind which would prevent Employee from entering into this Agreement or performing fully Employee’s obligations hereunder.

20.   Construction.  The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party, regardless of who drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof.  The parties to this Agreement have had sufficient time to consult legal counsel and negotiate changes regarding the terms hereof.  This Agreement shall be deemed to have been drafted by both parties to this Agreement, and neither shall urge otherwise.

21.   Severability.  The provisions of this Agreement are severable.  The parties intend that if any provision of this Agreement should be adjudged invalid or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction only, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, provided such invalidity does not materially prejudice either party in its or his rights and obligations contained in the valid provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22.   Counterparts; Entire Agreement; Modification.  This Agreement may be executed in multiple counterparts, all of which together shall constitute one and the same instrument.  Signatures by facsimile shall be considered valid and binding on the parties hereto.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, representations, and understandings of the parties.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all parties to this Agreement.

[COUNTERPART SIGNATURES ON THE FOLLOWING PAGES]

COUNTERPART SIGNATURE PAGE TO
EMPLOYMENT AND NON-COMPETE AGREEMENT
BY AND BETWEEN
ZYBER PHARMACEUTICALS, INC.
AND
MICHAEL VENTERS

THUS DONE AND SIGNED, at New Orleans, Louisiana, in the presence of me, Notary Public, and the undersigned competent witnesses on the 31st day of DECEMBER, 2008, after a due reading of the whole.

WITNESSES:	EMPLOYER:
Print Name: _____________________________________	ZYBER PHARMACEUTICALS, INC.

	By:	/s/ Cooper Collins
Name: Cooper Collins
Print Name: ______________________________________	Its: President

[COUNTERPART SIGNATURES ON THE FOLLOWING PAGE]

COUNTERPART SIGNATURE PAGE TO
EMPLOYMENT AND NON-COMPETE AGREEMENT
BY AND BETWEEN
ZYBER PHARMACEUTICALS, INC.
AND
MICHAEL VENTERS

THUS DONE AND SIGNED, at New Orleans, Louisiana, in the presence of me, Notary Public, and the undersigned competent witnesses on the 31st day of DECEMBER, 2008, after a due reading of the whole.

WITNESSES: ______________________________________________	EMPLOYER:
Print Name: _____________________________________	ZYBER PHARMACEUTICALS, INC.

	By:	/s/ Michael Venters
_______________________________________________		MICHAEL VENTERS
Print Name: ______________________________________

EXHIBIT A

Non-Compete Territories

I.  LOUISIANA PARISHES:

Acadia Parish, Allen Parish, Ascension Parish, Assumption Parish, Avoyelles Parish, Beauregard Parish, Bienville Parish, Bossier Parish, Caddo Parish, Calcasieu Parish, Caldwell Parish, Cameron Parish, Catahoula Parish, Claiborne Parish, Concordia Parish, De Soto Parish, East Baton Rouge Parish, East Carroll Parish, East Feliciana Parish, Evangeline Parish, Franklin Parish, Grant Parish, Iberia Parish, Iberville Parish, Jackson Parish, Jefferson Davis Parish, Jefferson Parish, La Salle Parish, Lafayette Parish, Lafourche Parish, Lincoln Parish, Livingston Parish Madison Parish, Morehouse Parish, Natchitoches Parish, Orleans Parish, Ouachita Parish, Plaquemines Parish, Pointe Coupee Parish, Rapides Parish, Red River Parish, Richland Parish, Sabine Parish, St. Bernard Parish, St. Charles Parish, St. Helena Parish, St. James Parish, St. John The Baptist Parish, St. Landry Parish, St. Martin Parish, St. Mary Parish, St. Tammany Parish, Tangipahoa Parish, Tensas Parish, Terrebonne Parish, Union Parish, Vermilion Parish, Vernon Parish, Washington Parish, Webster Parish, West Baton Rouge Parish, West Carroll Parish, West Feliciana Parish, and Winn Parish.

II.  ALABAMA COUNTIES:

Autauga County, Baldwin County, Barbour County, Bibb County, Blount County, Bullock County, Butler County, Calhoun County, Chambers County, Cherokee County, Chilton County, Choctaw County, Clarke County, Clay County, Cleburne County, Coffee County, Colbert County, Conecuh County, Coosa County, Covington County, Crenshaw County, Cullman County Dale County, Dallas County, De Kalb County, Elmore Count, Escambia County, Etowah County, Fayette County, Franklin County, Geneva County, Greene County, Hale County, Henry County, Houston County, Jackson County, Jefferson County, Lamar County, Lauderdale County, Lawrence County, Lee County, Limestone County, Lowndes County, Macon County, Madison County, Marengo County, Marion County, Marshall County, Mobile County, Monroe County, Montgomery County, Morgan County, Perry County, Pickens County, Pike County, Randolph County, Russell County, Shelby County, St. Clair County, Sumter County, Talladega County, Tallapoosa County, Tuscaloosa County, Walker County, Washington County, Wilcox County, and Winston County.

TEXAS COUNTIES:

Anderson County, Andrews County, Angelina County, Aransas County, Archer County, Armstrong County, Atascosa County, Austin County, Bailey County, Bandera County, Bastrop County, Baylor County, Bee County, Bell County, Bexar County, Blanco County, Borden County, Bosque County, Bowie County, Brazoria County, Brazos County, Brewster County, Briscoe County, Brooks County, Brown County, Burleson County, Burnet County, Caldwell County, Calhoun County, Callahan County, Cameron County, Camp County, Carson County, Cass County, Castro County, Chambers County, Cherokee County, Childress County, Clay County, Cochran County, Coke County, Coleman County, Collin County, Collingsworth County, Colorado County, Comal County, Comanche County, Concho County, Cooke County, Coryell County, Cottle County, Crane County, Crockett County, Crosby County, Culberson County, Dallam County, Dallas County, Dawson County, De Witt County, Deaf Smith County, Delta County, Denton County, Dickens County, Dimmit County, Donley County, Duval County, Eastland County, Ector County, Edwards County, El Paso County, Ellis County, Erath County, Falls County, Fannin County, Fayette County, Fisher County, Floyd County, Foard County, Fort Bend County, Franklin County, Freestone County, Frio County, Gaines County, Galveston County, . Garza County, Gillespie County, Glasscock County, Goliad County, Gonzales County, Gray County, Grayson County, Gregg County, Grimes County, Guadalupe County, Hale County, Hall County, Hamilton County, Hansford County, Hardeman County, Hardin County, Harris County, Harrison County, Hartley County, Haskell County, Hays County, Hemphill County, Henderson County, Hidalgo County, Hill County, Hockley County, Hood County, Hopkins County, Houston County, Howard County, Hudspeth County, Hunt County, Hutchinson County, Irion County, Jack County, Jackson County, Jasper County, Jeff Davis County, Jefferson County, Jim Hogg County, Jim Wells County, Johnson County, Jones County, Karnes County, Kaufman County, Kendall County, Kenedy County, Kent County, Kerr County, Kimble County, King County, Kinney County, Kleberg County, Knox County, La Salle County, Lamar County, Lamb County, Lampasas County, Lavaca County, Lee County, Leon County, Liberty County, Limestone County, Lipscomb County, Live Oak County, Llano County, Loving County, Lubbock County, Lynn County, Madison County, Marion County, Martin County, Mason County, Matagorda County, Maverick County, McCulloch County, McLennan County, McMullen County, Medina County, Menard County, Midland County, Milam County, Mills County, Mitchell County, Montague Montgomery County, Moore County, Morris County, Motley County, Nacogdoches County, Navarro County, Newton County, Nolan County, Nueces County, Ochiltree County, Oldham County, Orange County, Palo Pinto County, Panola County, Parker County, Parmer County, Pecos County, Polk County, Potter County, Presidio County, Rains County, Randall County, Reagan County, Real County, Red River County, Reeves County, Refugio County, Roberts County, Robertson County, Rockwall County, Runnels County, Rusk County, Sabine County, San Augustine County, San Jacinto County, San Patricio County, San Saba County, Schleicher County, Scurry County, Shackelford County, Shelby County, Sherman County, Smith County, Somervell County, Starr County, Stephens County, Sterling County, Stonewall County, Sutton County, Swisher County, Tarrant County, Taylor County, Terrell County, Terry County, Throckmorton County, Titus County, Tom Green County, Travis County, Trinity County, Tyler County, Upshur County, Upton County, Uvalde County, Val Verde County, Van Zandt County, Victoria County, Walker County, Waller County, Ward County, Washington County, Webb County, Wharton County, Wheeler County, Wichita County, Wilbarger County, Willacy County, Williamson County, Wilson County, Winkler County, Wise County, Wood County, Yoakum County, Young County, Zapata County, and Zavala County.